SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 21, 2006

Vita Food Products, Inc.

(Exact name of registrant as specified in its charter)

Nevada	1-12599	36-3171548
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

2222 West Lake Street
Chicago, Illinois		60612
(Address of principal executive offices)		(Zip Code)

(312) 738-4500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

   ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02                                       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 22, 2006, Vita Food Products, Inc. (the “Company”) issued a press release regarding the promotion of Clifford K. Bolen to President and Chief Executive Officer.  Mr. Bolen will also retain his title and responsibilities as Chief Financial Officer until that position is filled.

Mr. Bolen, age 48, joined the Company in November 2000 as Vice President and Chief Financial Officer and was promoted to Senior Vice President and Chief Financial Officer of the Company in March 2003, to Chief Operating Officer in June 2005 and to Member of the Office of the Chief Executive in March 2006.  Prior to joining the Company, Mr. Bolen was Vice President of Operations for The Northwestern Corp, a leading manufacturer of vending machines from 1998 to 2000, and Vice President of Gummed Papers of America L.P., a wholesale distributor of label paper products from 1994 to 1998.  Mr. Bolen’s experience includes roles in executive management as CFO and Controller for manufacturing, food processing, real estate syndication and management, and wholesale distribution firms.  In addition, Mr. Bolen has eight years of public accounting experience and received his CPA certification in 1987.  Mr. Bolen has a B.S. in management from the Illinois Institute of Technology and a M.B.A. from The University of Chicago.

The Company entered into an employment agreement with Mr. Bolen on March 20, 2006, effective January 1, 2006 (the “Employment Agreement”).  The initial term of the Employment Agreement is three years, and the Agreement is then subject to automatic renewal for successive one year terms unless the Company provides Mr. Bolen with the required prior notice of non-renewal. During the initial term of the Agreement, Mr. Bolen will be paid an annual base salary of $230,000 subject to cost of living increases each January 1 and other increases at the discretion of the Company’s Board of Directors. Mr. Bolen will also be entitled to an annual bonus based on the Company’s Bonus Plan if approved by the Company’s Compensation Committee and Board of Directors, and to fully participate in any benefit plan or program established by the Company for its corporate, operating or executive officers, as well as four weeks of vacation each year. If the Company terminates Mr. Bolen without Cause prior to December 31, 2006, Mr. Bolen will be entitled to all salary, bonus and benefits throughout the remainder of the initial term of the Agreement. In the event of termination based on death or Total Disability (as defined in the Employment Agreement), Mr. Bolen will be entitled to salary and bonus earned through the date of termination. If Mr. Bolen is terminated for Cause by the Company, or terminates the Bolen Employment Agreement for any reason other than the Company’s breach, the Company will have no obligation to pay him any amount beyond the effective date of such termination except as required by law. Finally, in the event of a termination by the Company without Cause after December 31, 2006, by Mr. Bolen as a result of the Company’s breach or a non-renewal at the end of the initial term or any renewal term of the Employment Agreement, the Company will pay to Mr. Bolen his base salary and continue to provide health insurance for a period of 12 month, subject to adjustment in the event of a Sale (as defined in the Employment Agreement) of the Company. The Employment Agreement also includes a confidentiality provision as well as non-compete and non-solicitation provisions that cover the term of the Agreement and a period of one year thereafter.

A copy of the Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01              Financial Statements and Exhibits.

(a)                                  Financial statements of businesses acquired.

Not applicable.

(b)                 Pro forma financial information.

Not applicable.

(c)                                  Shell company transactions.

Not applicable.

(d)                                 Exhibits.

See exhibit index attached.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VITA FOOD PRODUCTS, INC.

Date: August 24, 2006	By:	/s/ Clifford K. Bolen
Clifford K. Bolen
President, Chief Executive Officer and Chief Financial Officer
(Principal Executive and Financial Officer)

EXHIBIT INDEX

Exhibit Number	Document
10.1

Employment Agreement, dated March 20, 2006, between Vita Food Products, Inc. and Clifford K. Bolen. (Incorporated by reference to Exhibit 10.1 to Form 8-K filed with the Securities and Exchange Commission on March 23, 2006.)

99.1	Press Release dated August 22, 2006.